                               EXHIBIT (9)(b)
                          SUB-ADMINISTRATIVE AGREEMENT

THIS AGREEMENT is made this 10th day of September 1993, by and between SECURITY MANAGEMENT COMPANY, a Kansas corporation, (the "Administrator") and LEXINGTON MANAGEMENT CORPORATION, a Delaware corporation, (the "Sub-Administrator").

                                  WITNESSETH:

WHEREAS, the Administrator and Sub-Administrator are parties to a Sub-Administrative Agreement dated April 26, 1991, whereby the
Sub-Administrator provides administrative services on behalf of the Administrator to Series D of SBL Fund;

WHEREAS, the Administrator desires to retain Sub-Administrator as its agent to provide administrative services to certain other accounts of the Administrator in addition to Series D of SBL Fund;

WHEREAS, the parties hereto agree that the Sub-Administrative Agreement dated April 26, 1991, shall be terminated and superseded by the execution of this Agreement;

WHEREAS, the Administrator is a registered investment adviser under the Investment Advisers Act of 1940, as amended, and engages in the business of acting as an investment adviser to the Security Equity Fund and SBL Fund and also provides administrative services to the Security Equity Fund, SBL Fund and the Parkstone Advantage Fund (collectively referred to as the "Funds");

WHEREAS, the Administrator provides general administrative, fund accounting, transfer agency and dividend disbursing services to the Funds;

WHEREAS, the Funds are registered as diversified, open-end management investment companies under the Investment Company Act of 1940 (the "1940 Act"), and the rules and regulations promulgated thereunder;

WHEREAS, each Fund is authorized to issue shares in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

WHEREAS, the Sub-Administrator is registered as an investment adviser under the Investment Advisers Act of 1940, as amended, and engages in the business of acting as an investment adviser and provider of administrative services; and

WHEREAS, the Administrator desires to retain the Sub-Administrator as the Administrator's agent to furnish certain administrative services to the Global Series (both Class A and Class B Shares) of the Security Equity Fund, Series D of SBL Fund and the International Discovery Series of the Parkstone Advantage Fund (collectively referred to as the "Series") on the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1. Appointment. The Administrator hereby appoints Sub-Administrator to provide certain sub-administrative services to the Series under the terms set forth in this Agreement. Sub-Administrator accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided.

2. Administrative Services. The Sub-Administrator shall furnish the Series administrative services as set forth below, subject at all times to the policies and control of each of the

      Fund's Board of Directors and the supervision of the Administrator. The Sub-Administrator shall give the Series the benefit of its best judgment, efforts and facilities in rendering its services as Sub-Administrator and agrees to maintain sufficient trained personnel, equipment and supplies to perform such services in conformity with the current prospectus of the Funds and in an accurate and timely manner. The Sub-Administrator shall, for all purposes herein, be deemed an independent contractor and shall have, unless otherwise expressly provided or authorized, no authority to act for or represent the Series in any way or otherwise be deemed an agent of the Series.

The Sub-Administrator agrees to provide to each of the Series the following administrative facilities and services:

         a.      Maintenance of Series' General Ledgers and Journals.

         b. Preparing and recording disbursements for custodian related expenses.

         c.      Preparing daily money transfers from the custodian account.

         d.      Reconciliation of Series' custodian account.

         e.      Assisting the Fund's independent auditors as appropriate.

         f. Recording trading activity for purposes of determining net asset value.

         g. Preparing daily portfolio evaluation report to value portfolio securities and determine daily accrued income.

         h. Determining the daily net asset value per share and providing daily price to Administrator no later than 4:15 p.m. Central time each day on a best efforts basis, provided that if the Sub-Administrator is not able to provide the price by 4:15 p.m. it will so notify the Administrator in a timely manner.

         i. Assisting in the determination of the annual dividend per share.

         j.      Preparing monthly financial statements.

         k. Providing financial information for inclusion in reports to the Securities and Exchange Commission in compliance with the provisions of the 1940 Act, the Securities Act of 1933 and any other regulatory agencies as required.

         l. Providing financial information to Administrator to assure compliance with all pertinent provisions of the Internal Revenue Code and regulations thereunder as they apply to regulated investment companies.

         m. Providing financial, yield, net asset value, etc. information to the Administrator to be provided to the NASD and other survey and statistical agencies as instructed by the Funds.

         n. Reporting by telephone to the audit committee of the Funds' Boards of Directors.

The facilities and services outlined above shall be provided separately for Class A and Class B Shares of the Global Series of Security Equity Fund where appropriate, including but not limited to items c, h, i, and j as set forth above.

3. Administrator's Duties. In order that Sub-Administrator may fulfill its obligations hereunder, the Administrator shall furnish to Sub-Administrator, on a daily basis, certain accounting entries and information, including Series expense information and daily shareholder transaction data. Administrator shall furnish this information in a timely and accurate manner.

4. Compliance With Applicable Requirements. In carrying out its obligations under this Agreement, the Sub-Administrator shall at all times conform to: a) all applicable requirements of the 1940 Act, as amended; b) the provisions of the current Registration Statement of the Funds under the Securities Act of 1933 and the 1940 Act; c) the provisions of the Funds' Articles of Incorporation and Bylaws or Declaration of Trust as applicable, all as amended; and d) any other applicable provisions of state and federal law.

  5. Records. The Sub-Administrator hereby agrees to maintain all records relating to its activities and obligations under this Agreement which are required to be maintained by Rule 31a-1 under the 1940 Act and agrees to preserve such records for the periods prescribed by Rule 31a-2 under the Act. The Sub-Administrator further agrees that all such records are the property of the Fund and agrees to surrender promptly to the Fund any such records upon the Fund's request.

  6. Expenses. The expenses connected with the Series shall be borne by the Sub-Administrator as follows:

         a. Sub-Administrator shall pay the Series' expenses for office rent, utilities, telephone, furniture, equipment and supplies utilized at the Sub-Administrator's office.

         b. Sub-Administrator shall pay the salaries and payroll expenses of persons providing administrative services to the Series who are employees of the Sub-Administrator or any of its affiliates.

         c. Sub-Administrator shall pay the expenses of any pricing service or any other source utilized in the daily pricing of the Series portfolio which the Sub-Administrator engages. Sub-Administrator will not be liable; however, for the expense of any pricing service which it is specifically directed by the Administrator to utilize in pricing the Series portfolios.

         d. Sub-Administrator shall pay any expenses that it may incur in communicating with the Administrator in connection with its obligations under this Agreement, including the expenses of telephone calls, special mail services and telecopier charges.

  7. Delegation of Responsibilities. Upon request of the Administrator and with the approval of the Funds' Board of Directors, the Sub-Administrator may perform services on behalf of the Series which are not required by this Agreement. Such services will be performed on behalf of the Series and the Sub-Administrator's cost in rendering such services may be billed monthly to the Administrator subject to examination by the Funds' independent accountants.

         Payment or assumption by the Sub-Administrator of any Series' expense that the Sub-Administrator is not required to pay or assume under this Agreement shall not relieve the Sub-Administrator of any of its
         obligations to the Series or   obligate the Sub-Administrator to pay
         or assume any similar Series expense on any subsequent occasion.

  8. Compensation. For the services to be rendered to the Series and the facilities furnished hereunder, the Administrator shall pay the Sub-Administrator annual compensation at the following rates:

          Average Daily Net Assets of the Series                Compensation
          --------------------------------------                ------------
          Less than $100 million                                 .17%, plus
          $100 million but less than $200 million                .10%, plus
          $200 million but less than $300 million                .08%, plus
          $300 million but less than $400 million                .05%, plus
          $400 million or more                                   .025%

The schedule above is subject, however, to the following minimums:
  (i)   $125,000 in the first contract year,
 (ii)   $145,000 in the second contract year,
(iii)   $165,000 in the third contract year and each year thereafter.

A contract year shall be deemed to be that 12-month period starting from the date of this Agreement.

Such compensation shall be computed daily and payable monthly. If this Agreement shall be effective for only a portion of a year, then the Sub-Administrator's compensation for said year shall be prorated for such portion, including any minimum fees. Payment of the

         Sub-Administrator's compensation for the preceding month shall be made as promptly as possible after the end of each month.

    9. Non-Exclusivity. The services of the Sub-Administrator to the Series are not to be deemed to be exclusive, and the Sub-Administrator shall be free to render similar services to others (including other investment companies) and to engage in other activities, so long as its services under this Agreement are not impaired thereby.

   10. Amendment. This Agreement may be amended at any time by a writing signed by each of the parties hereto.

   11. Termination. This Agreement may be terminated at any time by the Administrator or the Sub-Administrator on ninety (90) days' written notice to the other party. However, if the Administrator terminates this Agreement within fifteen (15) months of the date of this Agreement, the Sub-Administrator shall be entitled to a cancellation fee as set forth in Exhibit 1 to this Agreement. Notwithstanding the foregoing provision, this Agreement shall automatically terminate without the payment of any cancellation fee, in the event of its assignment as that term is defined in Section 2(a)(4) of the 1940 Act, in the event of formal proceedings being instituted against the Sub-Administrator by the SEC or any state Securities Department or any other regulatory body that materially relate to or are likely to materially affect the Sub-Administrator's duties under this Agreement, in the event of the commencement of bankruptcy, liquidation or similar proceedings respecting the Sub-Administrator, or in the event of a material breach in performing the duties specified under this Agreement (such termination to be at the option of the non-breaching party).

   12. Liability of the Sub-Administrator. In the absence of willful misfeasance, bad faith or gross negligence on the part of the Sub-Administrator or its officers, directors or employees, or reckless disregard by the Sub-Administrator of its duties under this Agreement, the

         Sub-Administrator, its officers, directors or employees shall not be liable to the Administrator, the Funds or to any shareholder of the Funds for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security, provided that the Sub-Administrator has acted in good faith.

   13. Indemnification. The Administrator and the Sub-Administrator each agree to indemnify the other against any claim against loss, or liability to, such other party (including reasonable attorneys' fees) arising out of any action on the part of the indemnifying party which constitutes willful misfeasance, bad faith or gross negligence.

   14. Notices. Any notices under this Agreement shall be in writing, addressed and delivered or mailed postage-paid to the other party at such address as such other party may designate for the receipt of such notice. Until further notice to the other party, it is agreed that the address of the Sub-Administrator for this purpose shall be Park 80 West, Plaza Two, Saddle Brook, New Jersey 07662, and the address of the Administrator for this purpose shall be 700 Harrison Street, Topeka, Kansas 66636-0001.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate by their respective officers on the day and year first above written.


ATTEST:                              SECURITY MANAGEMENT COMPANY

Brenda M. Luthi                      By:  James R. Schmank
---------------------------               ---------------------
Title:  Assistant Treasurer               Senior Vice President


ATTEST:                              LEXINGTON MANAGEMENT CORPORATION

Siobhan Gilfillan                    Richard M. Hisey
---------------------------          -----------------------------------------
Title:  Assistant Treasurer          Managing Director/Chief Financial Officer

                                   EXHIBIT 1

                                CANCELLATION FEE

The parties hereto agree that the Sub-Administrator shall be entitled to $161,250, over a fifteen (15) month period, as the minimum compensation under the terms of this Agreement. Therefore, if the Administrator terminates this Agreement before the expiration of such fifteen month period (except for termination under any one of the automatic termination provisions set forth in
Section 11 of the Agreement), the Sub-Administrator shall be entitled to a cancellation fee which equals the difference between the amount previously paid by the Administrator under this Agreement (as of the effective date of the termination) and the minimum compensation of $161,250.

                   AMENDMENT TO SUB-ADMINISTRATIVE AGREEMENT

WHEREAS, Security Management Company (hereafter "SMC" or the "Administrator") and Lexington Management Corporation (hereafter "LMC" or the "Sub-Administrator") are parties to a Sub-Administrative Agreement dated September 10, 1993 (the "Agreement") under which LMC, as Sub-Administrator, agrees to provide certain administrative services, as specified in section 2 of the Agreement, to certain identified mutual funds or series of mutual funds for which SMC serves as Administrator; and

WHEREAS, SMC desires to retain the services of LMC to provide the same administrative services as outlined in the Agreement to certain other mutual funds;

NOW THEREFORE, SMC and LMC hereby amend the Sub-Administrative Agreement dated September 10, 1993, effective May 1, 1995, as follows:

Notwithstanding any other provision of the Agreement to the contrary, LMC agrees to provide the services identified in section 2 of the Agreement to the following mutual funds, or series thereof: the Global Series (both Class A and Class B shares) of Security Equity Fund, the Global Aggressive Bond Series (both Class A and Class B shares) of Security Income Fund, Series D and K of the SBL Fund and the International Discovery Series of the Parkstone Advantage Fund (collectively referred to as the "Series").

Notwithstanding any other provision of the Agreement to the contrary, the facilities and services outlined in section 2 of the Agreement shall be provided separately, where appropriate, for Class A and Class B shares of the Global Series of Security Equity Fund and for the Global Income Series of Security Income Fund, including but not limited to items c, h, i, and j of section 2.

Section 8 of the Agreement shall be deleted in its entirety and the following section inserted in lieu thereof:

8. Compensation. For the services to be rendered to the Series and the facilities furnished hereunder, the Administrator shall pay the Sub-Administrator annual compensation which shall consist of an Annual Base Fee of $9,000 per Series per contract year, plus the greater of (i) the Minimum Fund Fee of $47,000 per Series per contract year or (ii) the Aggregate Asset Fee below. However, if the Sub-Administrator is instructed by the Administrator to discontinue providing services to the International Discovery Series of the Parkstone Advantage Fund, there will be a corresponding reduction in the Annual Base Fee and the Minimum Fund Fee. If such instruction relative to the International Discovery Series is received by the Sub-Administrator prior to the end of a contract year, the reduction in the Annual Base Fee and the Minimum Fund Fee shall be prorated.

                              Aggregate Asset Fee

Average Daily Net Assets of the Series                   Compensation
--------------------------------------                   ------------
Less than $500 million                                   .07%, plus

$500 million but less than $1 billion                    .045%, plus

$1 billion or more                                       .025%

The Annual Base Fee for each Series shall be paid monthly at 1/12th of the annual rate stated. The greater of (i) or (ii) above will be paid monthly at 1/12th of the annual rate stated for the Minimum Fund Fee or at 1/12th of the annual rate for the Aggregate Asset Fee based on annual average net assets, as applicable.

A contract year shall be deemed to be that 12-month period starting from the date of this Amendment. If this Agreement shall be effective for only a portion of a year, then the Sub-Administrator's annual compensation for said year shall be prorated for such portion. Payment of the Sub-Administrator's compensation for the preceding month shall be made as promptly as possible after the end of each month.

The compensation provided for in this Section 8 does not include out-of-pocket expenses incurred by LMC on behalf of the Series. Example's of out-of-pocket expenses include but are not limited to disaster recovery, pricing services (except pricing services already provided as part of LMC's in-house quote system or as part of the DST software services) and overnight mailing services. Out-of-pocket expenses will be billed by LMC on a monthly basis and will be billed separately from service fees. However, out-of-pocket expenses incurred by LMC for converting Series D of SBL Fund to the DST system, will be borne by LMC.

Section 11 of the Agreement (including Exhibit 1 to the Agreement) shall be deleted in its entirety and the following section inserted in lieu thereof:

11. Termination. The term of this Agreement shall be two years and shall begin on the date of this Amendment. Thereafter, the Agreement shall continue at the will of the parties and may be canceled without the payment of any penalty upon ninety (90) days written notice to the other party. Notwithstanding any of the foregoing, this Agreement shall automatically terminate without the payment of any penalty (i) in the event of its assignment as that term is defined in Section 2(a)(4) of the 1940 Act, (ii) in the event of formal proceedings being instituted against the Sub-Administrator by the SEC or any state Securities Department or any other regulatory body that materially relate to or are likely to materially affect the Sub-Administrator's duties under this Agreement, (iii) in the event of the commencement of bankruptcy, liquidation or similar proceedings respecting the Sub-Administrator, or (iv) in the event of a material breach in performing the duties specified under this Agreement (such termination to be at the option of the non-breaching party).

IN WITNESS WHEREOF, the parties hereto have made this Amendment to the Sub-Administrative Agreement this 1st day of May, 1995.


ATTEST:                                            SECURITY MANAGEMENT COMPANY


               Amy J. Lee                   By:         James R. Schmank
------------------------------------            -------------------------------
Title:  Secretary                                    Senior Vice President



ATTEST:                                         LEXINGTON MANAGEMENT CORPORATION


               Lisa Curcio                  By:          Richard M. Hisey
-----------------------------------------       --------------------------------
Title:  Senior Vice President & Secretary            Managing Director & CFO